EXHIBIT 99.1

Crexendo Reports Third Quarter 2012 Financial Results

PHOENIX, November 5, 2012 (GLOBE NEWSWIRE) -- Crexendo, Inc. (NYSE MKT:EXE), a hosted services company that provides e-commerce software, website development, web hosting, search engine optimization, link building, hosted telecommunication services and broadband internet for businesses and entrepreneurs, today reported financial results for its third quarter ended September 30, 2012.

Third Quarter 2012 Compared to 2011

Net loss for the third quarter of 2012 was $806,000 or $0.08 per diluted common share, compared to net income of $4,507,000 or $0.42 per diluted common share in the prior year quarter. Loss before income tax provision for the third quarter of 2012 was $796,000 compared to income of $4,546,000 in the prior year quarter. The income tax provision for the third quarter of 2012 was $10,000, compared to an income tax provision of $39,000 in the prior year quarter.

Cash provided from operations for the nine month period ended September 30, 2012 was $248,000 compared to cash used for operations of $3,089,000 for the prior year quarter. As of September 30, 2012, cash, cash equivalents, and restricted cash were $9,604,000 working capital was $8,707,000, and working capital excluding deferred revenue was $12,941,000. Total current and long-term trade receivables were $5,046,000 as of September 30, 2012.

Segment Results

StoresOnline

Revenue for the third quarter of 2012 decreased 68% to $3,055,000 compared to $9,542,000 for the prior year quarter.  Total segment operating expenses decreased 72% to $791,000 compared to $2,850,000 for the prior year quarter.

Segment other income, primarily related to interest on the collection of accounts receivable for the third quarter of 2012 decreased 67% to $406,000 compared to $1,241,000 in the prior year quarter.

Total segment income before income taxes for the third quarter of 2012 decreased 66% to $2,670,000 compared to $7,933,000 in the prior year quarter.

Crexendo Web Services

Revenue for the third quarter of 2012 decreased 11% to $575,000, from $648,000 in the prior year quarter. Web Services backlog, which is anticipated to be recognized within the next twelve months, was $904,000 at September 30, 2012 compared to a backlog of $1,135,000 at September 30, 2011.

Total segment operating expenses for the third quarter of 2012 increased 19% to $1,406,000 compared to $1,185,000 in the prior year quarter. The increase in segment operating expenses is primarily due to higher expenses associated with the increase in our sales representatives. Total segment operating loss increased 55% to $831,000 compared to $537,000 in the prior year quarter.

Crexendo Network Services

Revenue for the third quarter of 2012 increased 352% to $235,000 from $52,000 in the prior year quarter. Network Services backlog, which is anticipated to be recognized within the next thirty-six months, was $2,221,000 at September 30, 2012 compared to no backlog at September 30, 2011.

Total Network Services operating expenses for the third quarter of 2012 increased 44% to $827,000 compared to $573,000 in the prior year quarter. The increase in segment operating expenses is primarily related to increased customer support and sales representative’s salaries and benefits and bandwidth costs as revenue in our Network Services segment continues to increase each quarter. Total segment operating loss increased 14% to $592,000 compared to $521,000 in the prior year quarter.

Steven G. Mihaylo, Chief Executive Officer, commented, "While we are disappointed with the results, I believe we are still on track to achieve profitability by the end of 2013. I had expected sales to ramp up faster than they have, but for the most part we are operating as anticipated. I am particularly pleased with the fact that we have grown our Network Services backlog to $2M and I fully expect that number will continue to multiply. As we discussed previously, we are essentially in a startup mode and we are operating the Company on that premise. We have the benefit of having an excellent infrastructure including our web building software, which we are utilizing in our University Program. Our telecom products are world class, and we are working to improve our sales processes and infrastructure to increase productivity of our direct sales representatives. We are starting to sign up dealers in our dealer programs and I have high expectations of sales and recurring revenue being derived from that channel. We believe that the dealer program will work as a supplement to our direct sales channel. I am working with our sales management team to continue to improve our training and lead generation. The University Program continues to gain acceptance and we now have three universities teaching on our web builder, with five classes. We expect to have 30 schools and 60 classes on line by the end of 2013 and we also believe there are big opportunities with junior colleges, community colleges, vocational schools, trade schools and high schools, which we will start to address. I have very high expectations of our University Program increasing our brand recognition, leads and cross sell opportunities.”

Mihaylo added, “I am very excited by what we are working on. We work on improving our products and services every day. We need to make a few changes to our mobile apps, but when we have that completed, I have expectations that we should be amongst the lowest cost providers in the market with excellent products and services. Our Engineering team continues to add enhancements to our mobile offering and we will enhance our marketing of the product in the summer. We believe this will be a substantial value to our customers and build additional sales. We continue to have very positive feedback from our telecom and web customers and I am convinced that our products and services will be what drive sales, profits and shareholder value. We are watching our expenses very carefully and running a lean and aggressive Company. Our team and I are fully aware of our need to increase shareholder value.”

Conference Call

The Company is hosting a conference call tomorrow, November 6, 2012 at 8:30 AM EST. The conference call will be broadcast live over the Internet at http://www.crexendo.com. If you do not have Internet access, the telephone dial-in number is 888-427-9419 for domestic participants and 719-325-2323 for international participants. The conference ID to join the call is 3994287. Please dial in five to ten minutes prior to the beginning of the call at 8:30 AM EST.

About Crexendo

Crexendo is a hosted services company that provides e-commerce software, website development, web hosting, search engine optimization, link building, hosted telecommunication services, and broadband Internet for businesses and entrepreneurs. Crexendo’s services are designed to make enterprise-class hosting services available to small and medium-sized businesses without any capital expense, at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) continuing  to be on track to achieve profitability by the end of 2013; (ii) for the most part operating as anticipated; (iii) Network Services backlog continuing  to multiply; (iv) being essentially in startup mode and operating the Company on that premise; (v) having the benefit of an excellent infrastructure; (vi) telecom product being world class; (vii) working to improve its sales process and infrastructure; (viii) having  high expectations of sales and recurring revenue being derived from the Dealer channel; (ix) working to continue to improve  training and lead generation; (x) University Program continuing to gain acceptance; (xi) having a big opportunity with vocational schools  in the University Program as well as having that program increase name recognition and cross sell opportunities; (xii) improving our products and services every day; (xii)  mobile apps allowing it to be amongst the lowest cost providers in the market (xiv) enhancing our marketing of the product in the summer;(xv) products and services will be what drive sales profits and shareholder value, and (xvi) watching its expenses very carefully and running a lean and aggressive Company  with the management team working to increase shareholder value.

For a more detailed discussion of risk factors that may affect Crexendo’s operations and results, please refer to the company's Form 10-K for the period ended December 31, 2011 and Forms 10Q for the periods ending March 31, 2012 and June 30, 2012. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC.  AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(unaudited)

	September 30, 2012	December 31, 2011
Assets

Current Assets:
Cash and cash equivalents	$7,639	$8,658
Restricted cash	1,965	1,965
Trade receivables, net of allowance of doubtful accounts of $1,993
as of September 30, 2012 and $3,512 as of December 31, 2011	4,326	9,420
Inventories	185	232
Equipment financing receivables	11	-
Income taxes receivable	339	552
Prepaid expenses and other	821	725
Total Current Assets	15,286	21,552

Certificate of deposit	500	500
Long-term trade receivables, net of allowance of doubtful accounts of $349
as of September 30, 2012 and $1,949 as of December 31, 2011	720	6,097
Long-term equipment financing receivables	48	-
Property and equipment, net	3,568	4,055
Deferred income tax assets, net	272	279
Intangible assets	24	79
Goodwill	265	265
Other long-term assets	188	233
Total Assets	$20,871	$33,060

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$638	$1,153
Accrued expenses and other	1,435	2,240
Dividend payable	-	211
Deferred income tax liability	272	279
Deferred revenue, current portion	4,234	9,288
Total Current Liabilities	6,579	13,171

Deferred revenue, net of current portion	728	6,123
Other long-term liabilities	252	419
Total Liabilities	7,559	19,713

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,669,201 shares outstanding as of September 30, 2012 and 10,523,078 shares outstanding
as of December 31, 2011	11	11
Additional paid-in capital	49,629	48,938
Accumulated deficit	(36,328)	(35,602)
Total Stockholders' Equity	13,312	13,347

Total Liabilities and Stockholders' Equity	$20,871	$33,060

CREXENDO, INC.  AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue	$3,865	$10,242	$14,034	$42,306
Operating expenses:
Cost of revenue	1,233	2,057	3,952	16,037
Selling and marketing	987	806	2,904	19,645
General and administrative	2,440	3,276	8,214	9,368
Research and development	420	807	1,519	2,550
Total operating expenses	5,080	6,946	16,589	47,600

Income (loss) from operations	(1,215)	3,296	(2,555)	(5,294)

Other income (expense):
Interest income	383	1,306	1,649	3,775
Interest expense	-	-	-	(2)
Other income (expense), net	36	(56)	50	(89)
Total other income, net	419	1,250	1,699	3,684

Income (loss) before income tax provision	(796)	4,546	(856)	(1,610)

Income tax benefit (provision)	(10)	(39)	130	(5,079)

Net income (loss)	$(806)	$4,507	$(726)	$(6,689)

Net income (loss) per common share:
Basic	$(0.08)	$0.43	$(0.07)	$(0.63)
Diluted	$(0.08)	$0.42	$(0.07)	$(0.63)

Dividends per common share:	$0.02	$0.02	$0.04	$0.06

Weighted average common shares outstanding:
Basic	10,666,816	10,589,132	10,610,813	10,623,341
Diluted	10,666,816	10,618,254	10,610,813	10,623,341

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders' Equity
Nine Months Ended September 30, 2012
(In thousands, except share data)
(unaudited)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2012	10,523,078	$11	$48,938	$(35,602)	$13,347
Expense for stock options granted to employees	-	-	617	-	617
Proceeds from the exercise of stock options	146,123	-	498	-	498
Dividends declared	-	-	(424)	-	(424)
Net loss	-	-	-	(726)	(726)
Balance, September 30, 2012	10,669,201	$11	$49,629	$(36,328)	$13,312

CREXENDO, INC. AND SUBSIDIARIES
 Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(726)	$(6,689)
Adjustments to reconcile net loss to net
cash provided by (used for) operating activities:
Depreciation and amortization	1,042	1,000
Impairment of inventory and intangible assets	-	1,169
Loss on subsidiary	-	56
Expense for stock options issued to employees	617	686
Deferred income tax provision	-	5,973
Change in uncertain tax positions	(165)	-
Changes in assets and liabilities:
Trade receivables	10,471	2,216
Equipment financing receivables	(59)	-
Inventories	47	419
Income taxes receivable	213	583
Prepaid expenses and other	(96)	557
Other long-term assets	45	(15)
Accounts payable, accrued expenses and other	(696)	(4,171)
Deferred revenue	(10,449)	(3,942)
Other long-term liabilities	4	(931)
Net cash provided by (used for) operating activities	248	(3,089)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(1,124)	(764)
Investment in subsidiary	-	(56)
Net cash used for investing activities	(1,124)	(820)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	498	68
Repurchase of common stock	-	(682)
Payments made on contingent consideration	(6)	(36)
Dividend payments	(635)	(640)
Net cash used for financing activities	(143)	(1,290)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,019)	(5,199)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,658	14,207
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,639	$9,008

Supplemental disclosure of cash flow information:
Cash received during the period:
Income taxes	$178	$530
Supplemental disclosure of non-cash investing and financing information:
Dividends declared	-	211
Purchase of property and equipment included in accounts payable	31	313